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Exhibit 12.1

		Year Ended December 31,
	Three Months Ended March 31, 2012
		2011 Pro Forma(1)	2011 Actual	2010	2009	2008	2007
RATIO OF EARNINGS TO FIXED CHARGES
Fixed charges:
Interest expense and debt amortization	$104,568	$427,259	$419,336	$288,657	$298,898	$349,313	$358,834
Rental expense	1,640	6,235	6,186	5,939	6,039	6,008	8,151
Capitalized interest	6,683	26,402	26,402	21,664	25,917	27,490	12,346

Fixed charges	$112,891	$459,896	$451,924	$316,260	$330,854	$382,811	$379,331

Earnings:
Income before income taxes and equity income from and impairments of investments in unconsolidated JVs	$179,187	$591,742	$504,454	$387,797	$101,058	$228,785	$127,229
Add back: Fixed charges	112,891	459,896	451,924	316,260	330,854	382,811	379,331
Add: Distributed income from equity investees	913	3,273	3,273	5,373	7,273	6,745	5,264
Less: Capitalized interest	(6,683)	(26,402)	(26,402)	(21,664)	(25,917)	(27,490)	(12,346)
Less: Noncontrolling interest from subsidiaries without fixed charges	(3,462)	(16,466)	(16,466)	(15,517)	(13,049)	(17,996)	(20,110)

Earnings	$282,846	$1,012,043	$916,783	$672,249	$400,219	$572,855	$479,368

Ratio of Earnings to Fixed Charges	2.51	2.20	2.03	2.13	1.21	1.50	1.26

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Fixed charges:
Interest expense and debt amortization	$104,568	$427,259	$419,336	$288,657	$298,898	$349,313	$358,834
Preferred stock dividends	17,006	21,130	21,130	21,130	21,130	21,130	21,130
Rental expense	1,640	6,235	6,186	5,939	6,039	6,008	8,151
Capitalized interest	6,683	26,402	26,402	21,664	25,917	27,490	12,346

Fixed charges	$129,897	$481,026	$473,054	$337,390	$351,984	$403,941	$400,461

Earnings (see above)	$282,846	$1,012,043	$916,783	$672,249	$400,219	$572,855	$479,368

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.18	2.10	1.94	1.99	1.14	1.42	1.20

(1)
The unaudited pro forma condensed consolidated statement of income data used in the pro forma calculations for the year ended December 31, 2011 was prepared under the purchase method of accounting as if the acquisition of HCR Properties, Inc. ("HCR PropCo.") and the approximate 10% ownership interest in the operations of HCR ManorCare, Inc. had been completed on January 1, 2011. We have included this information only for purposes of illustration, and it does not necessarily indicate what the ratios would have been if the acquisitions had actually been completed on that date. Moreover, this information does not necessarily indicate what the future ratios of earnings to fixed charges will be.

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  Exhibit 12.1